Exhibit 99.3

BellRing Brands Appoints Shawn Conway to Board of Directors

St. Louis - August 7, 2023 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today announced that Shawn Conway has been appointed to its Board of Directors (the “Board”) and the Audit Committee, effective October 1, 2023. With the addition of Mr. Conway, the Board will consist of seven members.
Mr. Conway is a seasoned executive who brings a wealth of experience to the Board, with over thirty years of experience in leadership roles across several consumer product categories with high-growth, branded consumer products and businesses. Mr. Conway has held multiple positions in general management, operations, supply chain and finance in high-growth, premium-branded specialty food and beverage, and consumer packaged goods companies.
Mr. Conway currently serves as Chief Executive Officer of Ste. Michelle Wine Estates, the largest winery in the Pacific Northwest, leading more than two dozen winery brands across three states. Prior to joining Ste. Michelle Wine Estates, Mr. Conway served in various leadership positions across a 12-year tenure at Peet’s Coffee, Inc., culminating as Chief Executive Officer. Prior to joining Peet’s Coffee, Inc., he served as Senior Vice President of Operations at SKYY Spirits, where he spent nearly a decade of his career. Mr. Conway earned his Bachelor of Science degree in Commerce from Santa Clara University.
Mr. Conway currently serves on the Board of Directors of SAMBAZON, an acronym for Sustainable Management of the Brazilian Amazon, a leading supplier of certified fair trade and organic Acai. Mr. Conway previously served on the Board of Directors of Peet’s China Inc., Intelligentsia Coffee Inc., Stumptown Coffee Inc. and Mighty Leaf Tea Inc. In addition, Mr. Conway served as the Chairman for the Boards of Peet’s China Inc., Intelligentsia Coffee Inc., Stumptown Coffee Inc. and Mighty Leaf Tea Inc., for various years while serving as a director on these boards.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.
Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388